Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of October 17th, 2008 by and between Exponent Realty, LLC, a Delaware limited liability company (“Landlord”), and Corcept Therapeutics Incorporated, a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated May 23, 2005 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant (i) space currently containing approximately 7,702 rentable square feet (the “Premises”) on the 1st floor of the building, suite 1170, located at 149 Commonwealth Dr., Menlo Park, CA 94025 (the “Building”).

B.	The Lease by its terms was due to expire on December 31, 2007 (“Prior Termination Date”), and was extended by the First Amendment.

C.

The First Amendment, dated July 12th, 2007, extended the term of the Lease with an Extended Termination Date of December 31st, 2008, and the parties now desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a two (2) year period with an extended termination date “Second Extended Termination Date “ of December 31, 2010, unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Extended Termination Date (“Second Extension Date”) and ending on the Second Extended Termination Date shall be referred to herein as the “Second Extended Term”. The Second Extended Term shall mean January 1, 2009 to December 31, 2010.

2.	Base Rent. As of the Second Extension Date, the schedule of Base Rent payable with respect to the Premises during the Second Extended Term is the following:

Period	Monthly Rate Per Square Foot	Monthly Base Rent
January 1, 2009 – December 31, 2009	$2.61	$20,102.22
January 1, 2010 – December 31, 2010	$2.70	$20,795.40

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Base Year. During the Second Extended Term and the Third Extended Term (if Tenant exercises such extension option), the Tenant shall have a new Base Year of 2009 for the Operating Expenses and 2008-2009 for the Real Property Tax reimbursements.

4.	Additional Security Deposit. Landlord currently holds a security deposit from the Tenant in the amount of $14,248.70. No additional security deposit shall be required in connection with this Amendment.

5.	Operating Expenses. Paragraph 15 of the Lease shall remain in full force with this Second Amendment, with the exception of the following; Paragraph 15.B (vii) of the Lease shall be stricken and replaced in it’s entirety with the following: “A management fee of three percent (3%) of annual Actual Operating Expenses.”

6.	Option To Extend. Provided that Tenant is not in Default under this Lease at the time of exercise of the option to extend, Tenant shall have the right to extend the Term of this Lease for an additional period of one (1) year (“Third Extended Term”) commencing on January 1st, 2011. Tenant may exercise its option to extend by written notice to Landlord at least 180 days prior to the Second Extended Termination Date. If the Option to Extend is exercised, the terms and conditions of the Lease shall remain the same, except the Base Rent shall be determined by the then Fair Market Rental Value as defined in the Lease.

7.	Improvements to Premises.

7.1.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Second Amendment.

7.2.	Responsibility for Improvements to Premises. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 13 of the Lease.

8.	Miscellaneous.

8.1.

This Second Amendment, which is hereby incorporated into and made a part of the Lease, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Second Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Second Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease, the First Amendment, and this Second Amendment, the provisions of this Second Amendment shall govern and control.

8.4.	Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant.

8.5.	Tenant hereby represents to Landlord that Tenant has dealt with no real estate brokers or agents in connection with this Second Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such real estate brokers or agents (collectively, the “Landlord Related Parties”) harmless from all claims of any real estate brokers or agents claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no real estate brokers or agents in connection with this Second Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such real estate brokers or agents (collectively, the “Tenant Related Parties”) harmless from all claims of any real estate brokers or agents claiming to have represented Landlord in connection with this Second Amendment.

8.6.	Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD: EXPONENT REALTY, L.L.C., a Delaware limited liability company

Date:	October 20, 2008	By:	/s/ Richard L. Schlenker
		Name:	Richard L. Schlenker
		Title:	Chief Financial Officer

TENANT: Corcept Therapeutics Incorporated, A Delaware corporation

Date:	October 20, 2008	By:	/s/ Robert L. Roe
		Name:	Robert L. Roe
		Title:	President

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